Exhibit 99.1

For Immediate Release	Media Contact:	Meghan O’Sullivan
meghan@ocmarketing.com
978-264-0707 x201

Fred Nazem Steps Down as CEO of Flagship Global Health
President John Flood Promoted to CEO Position

(NEW YORK, NY) -- November 21, 2007-- Flagship Global Health, Inc. (“Flagship”) (FGHH.OB) today announced that Fred F. Nazem has resigned as Chief Executive Officer of Flagship.  Mr. Nazem will continue to serve as Chairman of the Board of Directors.  The Board of Directors has appointed John H. Flood III as the new Chief Executive Officer of Flagship.  Mr. Flood will continue to serve in his roll as President of Flagship. All changes are effective immediately.

Mr. Flood joined Flagship Global Health in 2004. Before joining Flagship he was the managing partner of Flood Donohue Johnston & McShane, from 1994 to 2004. From 1984 to 1994, he worked for NFL Properties, the centralized marketing company of the National Football League, where he served as company President and helped the company grow to over one billion dollars in retail sales. Mr. Flood received his AB in Psychology from Harvard University and his JD from the University of Virginia School of Law.

In his new role as President and CEO of Flagship Global Health, Mr. Flood will be responsible for the entire operations of Flagship while Mr. Nazem will focus on the strategic direction of the company.

“I’ve concluded it is time for me to move on from the position as CEO of Flagship Global Health, Inc. and to pass the CEO torch to John Flood,” says Nazem. “I am confident John will continue to shepherd Flagship in the right direction.  As Chairman, I will focus my time and energy on strategic issues and on strengthening Flagship’s position as the premier membership-based specialty healthcare advocacy company.”

Mr. Nazem has been an entrepreneur and corporate architect for more than 25 years with success in building many companies from start-up or early-stage strategy to multi-billion-dollar enterprises such as Oxford Health Plans, Cirrus Logic and Genesis Health Ventures.  Mr. Nazem has a BS in Biochemistry, an MS in Physical Chemistry, and an MBA in Finance and has done doctoral work in Nuclear Physics.  He serves on the Science and Technology Advisory Board of Columbia Presbyterian Health Sciences Advisory Council, and through the Nazem Family Foundation he supports many civic, educational and healthcare-related causes.

About Flagship Global Health
Flagship Global Health is an international health assurance organization that provides health management and emergency support resources typically not available through conventional medical insurance. The company provides access to specialized resources that help members achieve the best possible outcome in any medical situation.

Safe Harbor Statement:

This press release contains forward-looking statements concerning Flagship Global Health, Inc. The actual results may differ materially depending on a number of factors that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Flagship Global Health, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Flagship Global Health, Inc.
Philip Barak, Chief Financial Officer
(212) 340-9100